EXHIBIT  10.9

Description of Verbal Agreements Concerning Related Party Debts

Eastgate Acquisitions Corporation (the “Company”) has entered into certain verbal agreements regarding payables to Anna Gluskin and Williams Investment Company. As of March 31, 2013, amounts due pursuant to the verbal agreements were $382,332 to Ms. Gluskin and related companies controlled by her and $9,590 to Williams Investment Company.  The debts represent funds advanced to the Company and expenses and other obligations paid for the benefit of the Company. The debts are unsecured, payable on demand and bear interest at 5-10%.  Neither party has made a demand for any payment of the debt.